Exhibit 1.1

PLACEMENT AGENCY AGREEMENT

August __, 2019

Helix TCS, Inc.

10200 E. Girard Avenue, Suite B420

Denver, CO 80231

Attn: Zachary L. Venegas

Chief Executive Officer

Dear Mr. Venegas:

This letter (the “Agreement”) constitutes the agreement between The Benchmark Company (the “Placement Agent”) and Helix TCS, Inc., a company incorporated under the laws of the State of Delaware (the “Company”), that the Placement Agent shall serve as the exclusive placement agent for the Company, on a “reasonable best efforts” basis, in connection with the proposed placement (the “Placement”) of units (each a “Unit”) of the Company, each Unit consisting of (i) one (1) share (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (ii) one (1) common stock purchase warrant to purchase one (1) share of Common Stock (the “Warrants” and together with the Shares and the Units, collectively, the “Securities”). The Securities will be offered pursuant to the Company’s registration statement on Form S-1 (File No: 333-231844) (the “Registration Statement” and the prospectus contained therein, the “Prospectus”). The terms of the Placement shall be mutually agreed upon by the Company and the purchasers (each, a “Purchaser” and collectively, the “Purchasers”), and nothing herein shall be construed to provide that the Placement Agent would have the power or authority to bind the Company or any Purchaser, or an obligation for the Company to issue any Securities or complete the Placement. The Placement Agent will give the Company advanced notice of any prospective Purchaser(s) it identifies for participation in the Placement and the Company shall have the exclusive right to accept or deny such prospective Purchaser(s) for participation in the Placement. The Company expressly acknowledges and agrees that the Placement Agent’s obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by the Placement Agent to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of the Placement Agent with respect to securing any other financing on behalf of the Company. The Placement Agent may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the Placement. Affiliates of the Placement Agent may, but are under no obligation, to participate in the Placement by purchasing some of the Securities. The sale of the Securities to any Purchaser will be evidenced by a securities purchase agreement (the “Purchase Agreement”) between the Company and such Purchaser, in a form reasonably acceptable to the Company and the Placement Agent. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement. Prior to the signing of any Purchase Agreement, officers of the Company will be available to answer inquiries from prospective Purchasers.

Notwithstanding anything herein to the contrary, in the event the Placement Agent determines that any of the terms provided for hereunder shall not comply with a Financial Industry Regulatory Authority (“FINRA”) rule, including but not limited to FINRA Rule 5110, then the Company shall agree to and shall amend this Agreement in writing upon the request of the Placement Agent to comply with any such rules; provided that any such amendments shall be in form and substance reasonably satisfactory to the Placement Agent and the Company.

Section 1 Representations and Warranties of the Company; Covenants of the Company.

A. Representations of the Company. Each of the representations and warranties (together with any related disclosure schedules thereto) and covenants made by the Company to the Purchasers in the Purchase Agreement in connection with the Placement, are hereby incorporated herein by reference into this Agreement (as though fully restated herein) and is, as of the date of this Agreement and as of the Closing Date, hereby made to, and in favor of, the Placement Agent. In addition to the foregoing, the Company represents and warrants that there are no affiliations with any FINRA member firm among the Company's officers, directors or, to the knowledge of the Company, any five (5.0%) percent or greater stockholder of the Company, except as set forth in the Purchase Agreement and SEC Reports.

B. Covenants of the Company. The Company covenants and agrees to continue to retain (i) a firm of independent PCAOB registered public accountants for a period of at least five (5) years after the Closing Date and (ii) a competent transfer agent with respect to the Securities for a period of five (5) years after the Closing Date.

C. Blue Sky Compliance.  The Company will cooperate with the Placement Agent and the Purchasers to qualify the Securities for sale under the securities laws of such jurisdictions (United States and foreign) as the Placement Agent and the investors may reasonably request and will make such applications, file such documents, and furnish such information as may be reasonably required for that purpose.  The Company will, from time to time, prepare and file such statements, reports and other documents as are or may be required to continue such qualifications in effect for so long a period as the Placement Agent may reasonably request for distribution of the Securities.  The Company will advise the Placement Agent promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Securities for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

Section 2 Representations of the Placement Agent.   The Placement Agent represents and warrants that it (i) is a FINRA member, (ii) is registered as a broker/dealer under the Exchange Act, (iii) is licensed as a broker/dealer under the laws of the United States of America, applicable to the offers and sales of the Securities by the Placement Agent, (iv) is a limited liability company established under the laws of its place of formation, (v) has full power and authority to enter into and perform its obligations under this Agreement. The Placement Agent will immediately notify the Company in writing of any change in its status with respect to subsections (i) through (v) above. The Placement Agent covenants that it will use its reasonable best efforts to conduct the Placement hereunder in compliance with the provisions of this Agreement and the requirements of applicable law.

Section 3 Compensation and Fees and Expenses. In consideration of the services to be provided for hereunder, the Company at Closing shall (i) pay to the Placement Agent (and/or its designee, at the Placement Agent’s sole option) a cash fee equal to eight percent (8%) of gross proceeds of the Placement (the “Cash Fee”), and (ii) issue to the Placement Agent (and/or its designee, at the Placement Agent’s sole option) a five (5) year unit purchase option (the “Unit Purchase Option”) to purchase a number of units (the “Placement Agent Units”), each consisting of (i) one share of common stock of the Company (the “Placement Agent Shares”) and (ii) one warrant to purchase up one share of common stock of the Company (the “Placement Agent Warrants”), equal to eight (8%) percent of the aggregate number of Units issued to Purchasers in the Placement. The Cash Fee shall be paid and the Unit Purchase Option shall be issued on and as a condition to Closing on the Closing Date. The Unit Purchase Option shall have a per Placement Agent Unit exercise price equal to the per Unit purchase price paid by Purchasers in the Placement, a cashless exercise provision in certain circumstances set forth in the Unit Purchase Option, shall be exercisable at any time and from time to time, in whole or in part, during the five (5) year period commencing on the Closing Date and provide for registration rights (including a one-time demand registration right and unlimited piggyback rights), for the Placement Agent Warrants and the Placement Agent Shares, including the shares issuable upon exercise of the Placement Agent Warrants. In addition to the fees and other compensation and rights provided herein and in the EA (as defined below), including, without limitation, the Tail Fees (Section 5 of the EA) and Right of First Refusal (Section 6 of the EA), the Company shall pay or reimburse (as the case may be) the Placement Agent for all actual and documented reasonable transaction and other necessary out-of-pocket expenses incurred in connection with the Placement Agent acting as placement agent for the Placement including, without limitation, the payment of up to $100,000 for legal fees and expenses of legal counsel to the Placement Agent, $5,000 for background checks on the Company’s senior executive, and up to $15,000 in marketing related expenses, including roadshow expenses, in each case with respect to the engagement hereunder. The Placement Agent reserves the right to reduce any item of compensation or adjust the terms thereof as specified herein in the event that a determination shall be made by FINRA to the effect that the Placement Agent’s aggregate compensation is in excess of FINRA Rules or that the terms thereof require adjustment.

Section 4  Indemnification.

A. To the extent permitted by law, the Company and each of its Subsidiaries will indemnify and hold harmless the Placement Agent and its affiliates, stockholders, directors, officers, employees, members and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to this Agreement, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted solely and directly from the Placement Agent’s willful misconduct or gross negligence in performing the services described herein.

B. Promptly after receipt by the Placement Agent of notice of any claim or the commencement of any action or proceeding with respect to which the Placement Agent is entitled to indemnity hereunder, the Placement Agent will notify the Company in writing of such claim or of the commencement of such action or proceeding, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by the Placement Agent, the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to the Placement Agent and will pay all of the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Placement Agent will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if counsel for the Placement Agent reasonably determines that it could create a conflict or adversely affect the Placement Agent and/or be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and the Placement Agent and/or any other party and the Placement Agent. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Company, in addition to fees and disbursements of local counsel as and when bills/invoices are so presented to the Company for payment. The Company will have the right to settle the claim or proceeding provided that the Company will not settle any such claim, action or proceeding without the prior written consent of the Placement Agent, which will not be unreasonably withheld.

C. The Company agrees to notify the Placement Agent promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by this Agreement.

D. If for any reason the foregoing indemnity is unavailable to the Placement Agent or insufficient to hold the Placement Agent harmless, then the Company shall contribute to the amount paid or payable by the Placement Agent as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Placement Agent on the other, but also the relative fault of the Company on the one hand and the Placement Agent on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, the Placement Agent’s share of the liability hereunder shall not be in excess of the amount of the Cash Fee actually received by the Placement Agent under this Agreement (excluding any amounts received as reimbursement of expenses incurred by the Placement Agent).

E. These indemnification provisions shall remain in full force and effect whether or not the transaction contemplated by this Agreement is completed and shall survive the termination of this Agreement, and shall be in addition to any liability that the Company might otherwise have to any indemnified party under this Agreement or otherwise.

Section 5 Engagement Term. The Placement Agent’s engagement hereunder will be until the earlier of (i) ___, 2019, and (ii) the Closing Date. The date of termination of this Agreement is referred to herein as the “Termination Date.” In the event, however, in the course of the Placement Agent’s performance of due diligence it deems it necessary to terminate the engagement, the Placement Agent may do so prior to the Termination Date. The Company may elect to terminate the engagement hereunder for any reason prior to the Termination Date but will remain responsible for all compensation and fees and expenses as provided in Section 3 including, without limitation, the fees and expenses of the Placement Agent’s legal counsel pursuant to Section 3 hereof. Notwithstanding anything to the contrary contained herein, the provisions concerning the Company’s obligation to pay the compensation and the fees and expenses pursuant in this Agreement including pursuant to Section 3 hereof, to the Placement Agent and/or its legal counsel and the provisions concerning confidentiality, indemnification and contribution contained herein will survive any expiration or termination of this Agreement. If this Agreement is terminated prior to the completion of the Placement, all compensation, fees and expenses due to the Placement Agent and its legal counsel shall be paid by the Company to the Placement Agent and its legal counsel on or before the Termination Date. The Placement Agent agrees not to use any confidential information concerning the Company provided to the Placement Agent by the Company for any purposes other than those contemplated under this Agreement.

Section 6 Placement Agent Information. The Company agrees that any information or advice rendered by the Placement Agent in connection with this engagement is for the confidential use of the Company only in its evaluation of the Placement and, except as otherwise required by law, the Company will not disclose or otherwise refer to the advice or information in any manner without the Placement Agent’s prior written consent.

Section 7 No Fiduciary Relationship. This Agreement does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that the Placement Agent is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of the Placement Agent hereunder, all of which are hereby expressly waived.

Section 8 Closing. The obligations of the Placement Agent, and the closing of the sale of the Securities hereunder, are subject to the accuracy, when made and on the Closing Date, of the representations and warranties on the part of the Company contained herein and in the Purchase Agreement, to the performance by the Company of its obligations hereunder and in the Purchase Agreement, and to each of the following additional terms and conditions:

A. All corporate proceedings and other legal matters incident to the authorization, form, execution, delivery and validity of each of this Agreement, the Securities, the Placement and all other legal matters relating to this Agreement and the transactions contemplated hereby with respect to the Securities shall be reasonably satisfactory in all material respects to the Placement Agent.

B. The Placement Agent shall have received from outside counsel to the Company such counsel’s written opinion with respect to, among other items, the Company and its Subsidiaries, all blue sky matters, the Placement, the Registration Statement, the Securities, including any securities issuable upon exercise, conversion and/or exchange of any of the Securities, the Unit Purchase Option and all underlying securities thereof including the shares issuable upon exercise of the Placement Agent Warrants, a 10b-5 opinion addressed to the Placement Agent and the investors and dated the Closing Date, in form and substance reasonably satisfactory to the Placement Agent.

C. The Common Stock shall be registered under the Section 12 of the Exchange Act and, as of the Closing Date, the Shares shall be listed and admitted and authorized for trading on the Trading Market or other applicable U.S. national exchange and satisfactory evidence of such action shall have been provided to the Placement Agent. The Company shall have taken no action designed to, or likely to have the effect of terminating the registration of the Common Stock under Section 12 of the Exchange Act or delisting or suspending from trading the Common Stock from the Trading Market or other applicable U.S. national exchange, nor has the Company received any information suggesting that the Commission or the Trading Market or other applicable U.S. national exchange is contemplating terminating such registration or listing.

D. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Securities, the Unit Purchase Option and/or securities issuable upon exercise of the Warrants and the Unit Purchase Option including shares issuable upon exercise of the Placement Agent Warrants included therein or materially and adversely affect the business or operations of the Company and its subsidiaries; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued on , prior and/or as of the Closing Date which would prevent the issuance or sale of the Securities, Unit Purchase Option and/or the securities issuable upon exercise of the Warrants and the Unit Purchase Option, including the shares issuable upon exercise of the Placement Agent Warrants included therein or materially and adversely affect or potentially and adversely affect the business or operations of the Company and its subsidiaries.

E. The Company shall have entered into a Purchase Agreement with each of the Purchasers of the Securities and such agreements shall be in full force and effect and shall contain representations, warranties and covenants of the Company as agreed upon between the Company, the Purchasers and the Placement Agent.

F. FINRA shall have raised no objection to the fairness and reasonableness of the terms and arrangements of this Agreement. In addition, the Company shall, if requested by the Placement Agent, make or authorize Placement Agent’s counsel to make on the Company’s behalf, any filing with the FINRA Corporate Financing Department pursuant to FINRA Rule 2710 with respect to the Placement and pay all filing fees required in connection therewith.

If any of the conditions specified in this Section 8 shall not have been fulfilled when and as required by this Agreement, all obligations of the Placement Agent hereunder may be cancelled by the Placement Agent at, or at any time prior to, the Closing Date. Notice of such cancellation shall be given to the Company in writing or orally. Any such oral notice shall be confirmed promptly thereafter in writing.

Section 9 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in such State. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Any right to trial by jury with respect to any dispute arising under this Agreement or any transaction or conduct in connection herewith is waived. Any dispute arising under this Agreement may be brought into the courts of the State of New York or into the Federal Courts located in New York, New York and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of aforesaid courts. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney's fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 10 Entire Agreement/Miscellaneous. Other than the Letter Agreement dated March 26, 2019 by and between the Company and the Placement Agent (as amended, supplemented, restated and/or otherwise changed, the “EA”) which shall survive until expiration or termination thereof in accordance with its terms, this Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements, negotiations and understandings, relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both the Placement Agent and the Company. The representations, warranties, agreements and covenants of the Company contained herein shall survive the Closing Date and delivery of the Securities, the Unit Purchase Option, the securities issuable upon exercise of the Warrants and the Unit Purchase Option, including the shares issuable upon exercise of the Placement Agent Warrants included therein. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or a .pdf format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof. In the event of a conflict between any term of the EA and this Agreement, the terms of this Agreement shall govern.

Section 11  Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is sent to the email address specified on the signature pages attached hereto prior to 6:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is sent to the email address on the signature pages attached hereto on a day that is not a business day or later than 6:30 p.m. (New York City time) on any business day, (c) the third business day following the date of mailing, if sent by U.S. internationally recognized air courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages hereto.

Section 12  Press Announcements. The Company agrees that the Placement Agent shall, on and after the Closing Date, have the right to reference the Placement and the Placement Agent’s role in connection therewith in the Placement Agent’s marketing materials and on its website and to place advertisements in financial and other newspapers and journals, in each case at its own expense.

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Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the Placement Agent the enclosed copy of this Agreement.

Very truly yours,

THE BENCHMARK COMPANY

By:
Name:
Title:

Address for Notice:

150 East 58th Street, 17th Floor
New York, NY 10155
Attention: ________________
Email: ___________________

Accepted and Agreed to as of
the date first written above:

HELIX TCS, INC.

By:
Name: Zachary L. Venegas
Title: Chief Executive Officer

Address for Notice:

10200 E. Girard Avenue, Suite B420
Denver, CO 80231
Attn: Chief Executive Officer
Email: __________________

[Signature Page to Placement Agency Agreement.]

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